Exhibit 99.2

CONSENT OF SOUNDVIEW TECHNOLOGY CORPORATION

We hereby consent to the inclusion in the registration statement on Form S-4 of Tumbleweed Communications Corp. (“Tumbleweed”) relating to the proposed agreement and plan of reorganization and merger by and among Tumbleweed, Velocity Acquisition Sub, Inc., an indirect wholly-owned subsidiary of Tumbleweed, and Valicert, Inc. (the “Registration Statement”), of our opinion letter, dated February 18, 2003, appearing as Annex C to the joint proxy statement/prospectus which is part of the Registration Statement, and to the references of our firm’s name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

By:    /s/    SOUNDVIEW TECHNOLOGY CORPORATION

SoundView Technology Corporation

San Francisco, CA

May 16, 2003